Exhibit 10.1 sixth Amendment to Lease Agreement
SIXTH AMENDMENT
to
LEASE BETWEEN

EMERY STATION OFFICE II, LLC (LANDLORD)
And
NOVACAL PHARMACEUTICALS, INC. (TENANT)

EMERYSTATION NORTH PROJECT
Emeryville, California

That certain lease dated June 3, 2004, by and between Emery Station Office II, LLC, a California Limited Liability Company, as Landlord (“Landlord”), and NovaBay Pharmaceuticals, Inc. (formerly Novacal Pharmaceuticals, Inc.), a California Corporation, as Tenant (“Tenant”), a such lease was amended by First Amendment dated June 22, 2004, by Second Amendment dated July 22, 2004, by Third Amendment dated March 25, 2005, by Fourth Amendment dated September 30, 2006 and by Fifth Amendment dated November 20, 2007 (collectively, the “Lease”), is hereby further amended as outlined below.  The effective date of this Sixth Amendment shall be September 1, 2008 (the “Sixth Amendment Effective Date”).  From and after the Sixth Amendment Effective Date the Lease and this Sixth Amendment thereto shall be referred to as the “Lease” for all purposes.

RECITALS:

Under the Lease, Tenant currently leases from Landlord, all in the EmeryStation North building at 5980 Horton Street in Emeryville, CA:  Suite 550 (containing 8,478 rentable square feet), Suite 575 (containing 2,248 rentable square feet), Suite 580 (containing 952 rentable square feet), Suite 370 (containing 3,701 rentable square feet) and Suite 395 (containing 325 rentable square feet), and has an obligation to lease Suite 360 (containing 3,052 rentable square feet) upon Landlord’s delivery of said suite to Tenant, which Landlord and Tenant hereby acknowledge has not yet occurred.  Per the Lease, various of the above Suites have different maturity dates.

Tenant has requested to lease from Landlord and Landlord has agreed to lease to Tenant  Suite 525 in the same building.  Tenant has also requested, and Landlord has agreed, to terminate Tenant’s lease as it pertains to Suites 360 and 370.  Additionally, Tenant and Landlord have agreed to extend the Term of Tenant’s Lease and make all portions thereof co-terminus, and to modify rental and other terms, all per the specifics enumerated herein.

SIXTH AMENDMENT TERMS:

I.	SUITE 525:

Suite 525, more fully described in Exhibit A hereto, measures 6,420 rentable square feet.  Tenant understands and acknowledges that Suite 525 is currently leased to and occupied by tenant Neosil, Inc. under a lease set to expire per its terms on October 31, 2008.  Suite 525 will be added to Tenant’s Premises effective November 1, 2008 or as soon thereafter as Neosil has vacated the upon the scheduled expiry of Neosil’s lease is terminated and it has left the space in the condition required under its lease (the “Suite 525 Commencement Date”).  If Landlord is able, under commercially-reasonable terms, to arrange for Neosil’s departure prior to their scheduled lease expiry, then Landlord and Tenant agree that the Suite 525 Commencement Date shall be accelerated to that date which is ten  (10) days following Landlord’s written notice to Tenant that the space shall be available to it earlier.  As detailed in Section 2.3 of the Lease, Landlord shall not be liable for any delay in being able to deliver the Suite 525 space to Tenant for any reason including but not limited to Neosil’s unauthorized holdover in the space.  Landlord agrees to use commercially-reasonable efforts to cause Neosil to vacate Suite 525 per the terms of its occupancy.  Tenant agrees to accept Suite 525 in its then as-is condition, with no TI Allowance or other improvements from Landlord.

II.	SUITES 360 AND 370:

Landlord and Tenant acknowledge that Tenant is currently leasing and occupying Suite 370 per the terms of the Fifth Amendment but that Tenant’s lease of Suite 360 has not yet commenced.  With this Sixth Amendment, Landlord and Tenant hereby terminate Tenant’s lease of Suite 360 before it has commenced.  Similarly, as soon after the Suite 525 Commencement Date that Tenant vacates Suite 370 and leaves it in the condition required under the Lease, Landlord and Tenant hereby agree to terminate Tenant’s lease on Suite 370 as well.  In consideration for Landlord’s termination of Tenant’s lease on Suites 360 and 370, Tenant agrees to forgo receipt of any of the $86,000 Tenant Improvement Allowance referenced in Section V of the Fifth Lease Amendment.  As outlined in Section VI hereof, Tenant has agreed that Landlord shall retain the Security Deposit relating to Suite 370 as security for the overall Lease and reflecting the addition to the Premises of Suite 525.

III.	LEASE TERM:

Landlord and Tenant hereby extend the Term of the Lease such that it will expire October 31, 2015.  This new expiry date will now apply to the entirety of Tenant’s Premises and all Suites leased hereunder.

IV.	RENT AND EXPENSES:

Beginning on the first day of the first calendar month following the Suite 525 Commencement Date (the “New Rent Schedule Start Date”), Rent and Expenses due and payable by Tenant under the Lease will be altered as follows:

a)
The Monthly Base Rent due and payable for the entirety of Tenant’s Premises (other than for Suite 370, if in fact Tenant still occupies that Suite as of the New Rent Schedule Start Date) shall be $48,500.00.  That Monthly Base Rent amount shall increase three percent (3%) upon the first anniversary of the New Rent Schedule Start Date and annually thereafter throughout the Lease Term.  This Monthly Base Rent shall be deemed fully net of all Operating Expenses and Taxes except in the case of Suite 395, which is more fully discussed below.  If Tenant continues to occupy Suite 370 after the New Rent Schedule Start Date, then it shall continue to pay Monthly Base Rent (as well as all Operating Expenses and Taxes) for that Suite per the terms of the Fifth Amendment until such time as Tenant vacates that suite, leaving it in the condition required by the Lease.

b)
For the period from the Suite 525 Commencement Date and the New Rent Schedule Start Date (in the event those two dates are not the same), Tenant shall continue to pay the amounts of rent and expenses currently specified under the existing Lease for all of its existing suites, and shall pay $896.16 per diem in regards of all Base Rent and Operating Expenses and Taxes due for Suite 525.

c)
Commencing on the New Rent Schedule Start Date, the entirety of Tenant’s Premises and its Lease thereof shall be deemed fully net of all Operating Expenses and Taxes for the remainder of the Lease Term.  In addition to Monthly Base Rent, Tenant shall be obligated to pay Rent Adjustments and Rent Adjustment Deposits per the terms of the Lease, and all references to “Base Year” that appear in the definitions of Rent Adjustments and Rent Adjustment Deposits, Operating Expenses, Taxes and in Lease Sections 1.1(13) and 4.1 shall no longer apply.  There shall be two exceptions to the above:

i)	As long as it continues only to be used only for storage, Landlord has agreed that Suite 395 shall not subject to a share of Operating Expenses and Taxes.

ii)
As it relates to Suites 525, 550, 575 and 580, for the period from the New Rent Schedule Start Date through October 31, 2009, Landlord has agreed to fix Tenant’s Rent Adjustments (i.e. fix its share of Operating Expenses and Taxes due on those suites) at $22,668 per month.  Beginning November 1, 2009 and thereafter through the Lease Term Tenant shall pay its otherwise-calculated share of Operating Expenses and Taxes.

            V.   PARKING:

As of the Sixth Amendment Effective Date, Tenant shall be entitled under the Lease to use a total of up to fifty-four (54) ) unreserved parking stalls in the Terraces Garage at Landlord’s quoted rates, which number shall not be subject to downward adjustment due to the termination of either Suites 360 nor 370.  Tenant shall have the right twelve (12) of these total parking spaces be located on the so-called “Amtrak” lot immediately east of the Building.  Landlord reserves the right to relocate those spaces elsewhere in the event of that site being developed.  Further, Tenant shall have the right five (5)  spaces of its total parking allotment be so-called “premium” spaces located in the parking garage in the ground level of the Building, for which Tenant shall pay  Landlord’s quoted rates for such premium spaces.

   VI.  SECURITY DEPOSIT:

In consideration of Landlord’s willingness to lease Suite 525 to Tenant, Tenant shall increase its Security Deposit under the Lease by a total of $27,282.12, as follows:

a)	Within five (5) business days of the Sixth Amendment Effective Date, Tenant shall remit to Landlord $12,330.08 in good and collectible funds, and

b)	Tenant agrees that Landlord shall not return the $14,952.04 Security Deposit originally applicable to Suite 370 once Tenant’s lease thereon is terminated per Section II above.

                VII.   MISCELLANEOUS:

a)	Landlord and Tenant agree that Section VIII of the Fourth Amendment, relating to potential relocation by Tenant to EmeryStation East, is void.

b)	Tenant represents and warrants that it has represented itself in the above transactions and that no brokerage commission will be due and payable by Landlord as a result hereof.

Except for those terms outlined above, all other terms and conditions of the Lease shall apply.  Except as modified hereby, the Lease is ratified and confirmed in its entirety.

In witness hereof, the parties have executed this Fourth Amendment as of the date noted below.

Dated:  August 13, 2008

TENANT:                                                                               LANDLORD:
NovaBay Pharmaceuticals, Inc.                                                          Emery Station Office II, LLC
A California Corporation                                                                      A California Limited Liability Company

/s/ Thomas Paulson___________________                                  /s/ Richard K Robbins________________
            Chief Financial Officer                                                                 Managing Manager

EXHIBIT A
Space Plan of Suite 525